Exhibit 10.1

EXECUTION VERSION

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (the “Agreement”) is dated as of December 7, 2012, by and between Pinedale GP, Inc., a Delaware corporation (the “General Partner”), Ross Avenue Investments, LLC, a Delaware limited liability company (the “Limited Partner” and together with the General Partner, the “Investors”), and Pinedale Corridor, LP, a Delaware limited partnership (the “Company”).

RECITALS

A. On the date hereof, the Company is entering into a Purchase and Sale Agreement with Ultra Wyoming, Inc., for the acquisition of certain assets, all as set forth therein (the “Purchase Agreement”).

B. The Investors desire to purchase from the Company, and the Company desires to sell to: (i) the Limited Partner, Class B Limited Partnership Interest Units of the Company set forth next to the Limited Partner’s name in Schedule A attached hereto (the “Class B Units”), and (ii) the General Partner, General Partnership Interest Units of the Company set forth next to the General Partner’s name in Schedule A attached hereto (the “GP Units” and together with the Class B Units, the “Units”).

C. In connection with this investment, the Investors and the Company desire to obtain certain representations, warranties and agreements from each other.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.	Subscription and Closing.

1.1 Subscription. Subject to the terms and conditions of this Agreement, each Investor hereby agrees to contribute that amount of capital set forth opposite such Investor’s name on Schedule A attached hereto, in consideration for the Units set forth opposite such Investor’s name on Schedule A attached hereto (the aggregate consideration to be paid for the Units shall be referred to as the “Capital Contributions”).

1.2 Subscription Closing. The purchase and sale of the Units provided for in this Agreement (the “Subscription Closing”) will take place electronically by fax or email on or before the Closing Date (as defined in the Purchase Agreement) or such other date agreed in writing by the parties hereto (such date, the “Subscription Closing Date”), subject to the satisfaction or waiver of all the conditions set forth in Section 1.3 and Section 1.4.

1.3 Company Subscription Closing Conditions. The obligations of the Company to complete the issuance of the Units to the Investors on the Subscription Closing Date pursuant hereto, are subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Investors set forth in Section 3 hereof shall be true and correct in all material respects on the Subscription Closing Date as though made on and as of such date;

(b) the First Amended and Restated Limited Partnership Agreement, in the form attached hereto as Schedule B (the “Partnership Agreement”), duly executed by each Investor, shall be delivered to the Company; and

(c) each Investor shall have contributed its portion of the Capital Contributions as set forth next to such Investor’s name on Schedule A attached hereto in accordance with the wiring or other transfer instructions provided by the Company at least three (3) business days prior to the Subscription Closing Date.

1.4 Investor Subscription Closing Conditions. The obligations of the Investors to contribute their portion of the Capital Contributions, are subject to the satisfaction of each of the following conditions:

(a) the representations and warranties of the Company set forth in Section 2 hereof shall be true and correct in all material respects on the Subscription Closing Date as though made on and as of such date;

(b) the Partnership Agreement, duly executed by the Company, shall have been delivered to the Investors;

(c) the Company shall deliver to each Investor a certificate representing its Units, with such certificate bearing the legends required under the Partnership Agreement; and

(d) the Company shall deliver to the Investors a certificate executed by the Company stating that all of the closing conditions set forth in Section 11.2 of the Purchase Agreement have been satisfied or fulfilled or will be satisfied contemporaneously with or promptly following the Subscription Closing, including the receipt of other funds that, together with the Capital Contributions, will enable the Company to pay the Purchase Price (as defined in the Purchase Agreement).

2.	Representations and Warranties of the Investors.

Each Investor hereby represents and warrants to the Company, severally and not jointly, solely with respect to itself, that the representations and warranties contained in this Section 2 are true and correct as of the date hereof and shall survive the Subscription Closing:

2.1 Corporate Existence. Such Investor is duly organized, legally existing and in good standing under the laws of the state in which it is incorporated or organized. Such Investor is not in default in the performance, observance or fulfillment of any provision of its incorporation or organizational documents.

2.2 Authority; Enforceability. Such Investor has all necessary power and authority to execute, deliver and perform its obligations hereunder and under the Partnership Agreement. This Agreement constitutes the legal, valid and binding obligation of such Investor, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity.

2.3 Financial Condition. (a) Such Investor’s financial condition is such that it is able to bear the risk of holding the Units for an indefinite period of time, it has adequate means to provide for its current financial needs and contingencies, it has no need for immediate liquidity in this investment and is able to risk the loss of its entire investment in the Units; (b) such Investor or its advisors have such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquisition of the Units and of making an informed investment decision with respect thereto; (c) such Investor has read, understood and is familiar with the information about the Company as provided to it, including the transactions contemplated by the Purchase Agreement, and such Investor is not subscribing for the Units as a result of any advertisement, article, notice or other communication; (d) the Company has made available all additional information which was requested by such Investor in connection with the transactions contemplated by this Agreement and the Purchase Agreement, as well as the opportunity to ask questions and receive answers from the Company concerning the terms and conditions of the purchase of the Units and the transactions contemplated under the Purchase Agreement; (e) such Investor is purchasing the Units solely for its own account for the purpose of investment and not with a view to distribution or for sale in connection with any distribution thereof and has no present intention or plan to affect any distribution of the Units and will not sell or otherwise transfer the Units without registration under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption therefrom, provided each Investor will be free to sell pursuant to the terms of the Partnership Agreement and other applicable LGS Transaction Documents (as defined in the Partnership Agreement); (f) such Investor’s overall commitment to investments that are not readily marketable is not disproportionate to its net worth and its investment in the Units will not cause such overall commitments to become excessive; and (g) such Investor’s financial condition is such that it is under no present or contemplated future need for its portion of the Capital Contributions or to dispose of any portion of the Units to satisfy any existing or contemplated undertaking, need or indebtedness.

2.4 Units Not Registered. Such Investor understands that the Units have not been registered under the Securities Act or any state securities laws in reliance on an exemption from registration for private offerings, and no federal or state agency has made any findings or determination as to the fairness of this investment or any recommendation or endorsement of the offering of the Units. Such Investor further understands that it is subscribing to purchase the Units without relying on any offering literature other than the information described in Section 2.1 above.

2.5 Additional Acknowledgments. Such Investor acknowledges and is aware of the following:

(a) The Company has no operating history;

(b) The Units constitute a speculative investment and involves a high degree of risk of loss by such Investor of its total investment; and

(c) There are substantial restrictions on the transferability of the Units. The Units cannot be transferred or sold unless registered under the Securities Act or an exemption from such registration is available from it and applicable state securities laws and established to the satisfaction of the Company; investors in the Company have no rights to require that their respective Units be registered; there is no public market for the Units. Additionally, the Units are further subject to restrictions on transfer pursuant to the Partnership Agreement as set forth therein. Accordingly, such Investor may have to hold the Units indefinitely and it may not be possible for such Investor to readily liquidate its investment in the Company.

2.6 Accredited Investor. Such Investor is an “accredited investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

2.7 GP Representation. The General Partner represents and warrants to the Limited Partner and to the Company that as of the closing of the LGS Transaction (as defined in the Partnership Agreement), all representations and warranties made by the General Partner in the LGS Transaction Documents, if any, will be true and correct and the General Partner will not be in breach of any of its undertakings thereunder, if any.

3.	Representations and Warranties of the Company.

The Company hereby represents and warrants to the Investors that the representations and warranties contained in this Section 3 are true and correct as of the date hereof and shall survive the Subscription Closing:

3.1 Corporate Existence. The Company is a limited partnership duly organized, legally existing and in good standing under the laws of the State of Delaware. The Company is not in default in the performance, observance or fulfillment of any provision of its current partnership agreement or its Certificate of Limited Partnership.

3.2 Capitalization and Valid Issuance of Units. Immediately following the Subscription Closing, each Investor’s Percentage Interest (as defined in the Partnership Agreement), and the number and class of Units held by each Investor, and all outstanding Units, shall be as set forth in Exhibit A to the Partnership Agreement. Upon issuance, all Units will be duly authorized and validly issued in accordance with the Partnership Agreement and fully paid and nonassessable, free and clear of any liens.

3.3 No Breach. The execution, delivery and performance by the Company of this Agreement, the compliance by the Company with the terms and provisions hereof, and the sale of the Units by the Company do not and will not: (a) violate any provision of any law, statute, rule, regulation, order, writ, judgment, injunction, decree, governmental permit, determination or award having applicability to the Company, or (b) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any agreement, instrument or obligation.

3.4 Authority; Enforceability. The Company has all necessary power and authority to execute, deliver and perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity.

3.5 Approvals. No authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any governmental authority or any other person is required in connection with the execution, delivery or performance by the Company of this Agreement and the Partnership Agreement.

3.6 LGS Transaction Documents. As of the closing of the LGS Transaction, all representations and warranties made by the Company in the LGS Transaction Documents will be true and correct and the Company will not be in breach of any of its undertakings thereunder.

4.	Termination.

(a) Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate if the Subscription Closing shall not have occurred on or before the Outside Closing Date (as defined in the Purchase Agreement) or any other termination of the Purchase Agreement, unless the term hereof is extended by agreement of the parties hereto. In the event the LGS Transaction is not consummated by the first business day following the Subscription Closing, then the Subscription Closing shall be unwound and the Partnership shall return the Capital Contributions received from each Partner.

(b) In the event of the termination of this Agreement as provided in Section 4(a), this Agreement shall forthwith become null and void. In the event of such termination, there shall be no liability on the part of any party hereto; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

5.	Miscellaneous.

5.1 Titles and Captions. All section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and do not in any way define, limit, extend or describe the scope or intent of any provisions hereof.

5.2 Assignability. Except in connection with the valid transfer of Units in accordance with the Partnership Agreement and applicable law, this Agreement is not transferable or assignable by the Investors.

5.3 Further Action. The parties shall execute and deliver all documents, provide all information and take or forbear from taking all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

5.4 Applicable Law. The parties acknowledge and agree that any claim, controversy, dispute or action relating in any way to this Agreement or the subject matter of this Agreement shall be governed solely by the laws of the State of Delaware, without regard to any conflict of laws doctrines.

5.5 Integration. This Agreement, together with the Partnership Agreement, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes and replaces all prior and contemporaneous agreements and understandings, whether written or oral, pertaining thereto. No covenant, representation or condition not expressed in this Agreement or in the Partnership Agreement (or, if applicable, any supplemental agreement to this Agreement) shall affect or be deemed to interpret, change or restrict the express provisions hereof.

5.6 Amendment. This Agreement may be modified or amended only with the written approval of all parties hereto.

5.7 Waiver. No failure by any party to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement or to exercise any right or remedy available upon a breach thereof shall constitute a waiver of any such breach or of such or any other covenant, agreement, term or condition.

5.8 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one agreement binding on all the parties notwithstanding that all the parties are not signatories to the original or the same counterpart.

5.9 Public Announcements. No party shall issue any press release or other public statement with respect to the transactions contemplated hereby, without the prior approval of the other parties (not to be unreasonably withheld), except as may be required by applicable law or exchange listing requirements.

5.10 Third-Party Beneficiaries. The provisions of this Agreement are for the exclusive benefit of the parties hereto and their successors and permitted assigns, with the sole exception that KeyBanc Capital Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are hereby recognized by the parties as intended third-party beneficiaries of the representations and warranties set forth in Sections 2 and 3.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

COMPANY:

Pinedale Corridor, LP

By:	Pinedale GP, Inc., its General Partner

Name: David J. Schulte
Title: President

INVESTORS:

Pinedale GP, Inc.

Name: David J. Schulte
Title: President

Ross Avenue Investments, LLC

Name:
Title:

[Signature Page to Subscription Agreement]

SCHEDULE A

Name and Address	Percentage Interest	Units	Capital Contributions
General Partner Pinedale GP, Inc. 4200 W. 115th Street, Suite 210 Overland Park, KS 66211	81.71%	817.1 General Partnership Interest Units	$130,000,000, plus additional cash as necessary to cover all costs and expenses to be paid or reimbursed by the Partnership pursuant to Section 2.5 of the Partnership Agreement (estimated $4,000,000)

Limited Partner Ross Avenue Investments LLC c/o Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas TX 75201-2758 Attn: Managing Director, Energy Finance Group – Oil & Gas	18.29%	182.9 Class B Limited Partnership Interest Units	$30,000,000

SCHEDULE B

First Amended and Restated Partnership Agreement